EXHIBIT 15

                  IN THE UNITED STATES DISTRICT COURT
                       NORTHERN DISTRICT OF OHIO
                           EASTERN DIVISION

FIRST UNION REAL ESTATE EQUITY       )     CIVIL ACTION NO. 98CV0105
  AND MORTGAGE INVESTMENTS           )
55 Public Square, Suite 1900         )
Cleveland, Ohio  44113,              )
                                     )     JUDGE ALDRICH
                                     )
              Plaintiff,             )
                                     )
                                     )
                  v.                 )
                                     )
                                     )
GOTHAM PARTNERS, L.P.                )               ANSWER AND
110 East 42nd Street                 )              COUNTERCLAIMS
New York, New York 10017,            )
                                     )
                                     )
                  and                )
                                     )
                                     )
GOTHAM PARTNERS II, L.P.             )
110 East 42nd Street                 )
New York, New York 10017,            )
                                     )
   Defendants and Counterclaimants.  )

          For their Answer and Counterclaims against First Union Real Estate Equity and Mortgage Investments ("First Union"), Defendants Gotham Partners, L.P.("Gotham I") and Gotham Partners II, L.P.
("Gotham II") (Gotham I and Gotham II collectively hereinafter the "Gotham Partnerships") state as follows:

          1. Deny each and every allegation of Paragraph 1 of the Complaint except deny knowledge or information sufficient to form a belief as to why First Union was formed and admit that First Union is governed by, among other things, a Declaration of Trust, that its principal place of business is Cleveland, Ohio, and that its shares are publicly traded.

          2. Admit the allegations of Paragraph 2 of the Complaint.

          3. Admit the allegations of Paragraph 3 of the Complaint.

          4. Deny each and every allegation of Paragraph 4 of the Complaint.

          5. Deny each and every allegation of Paragraph 5 of the Complaint.

          6. Deny each and every allegation of Paragraph 6 of the Complaint.

          7. Deny each and every allegation of Paragraph 7 of the Complaint.

          8. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 8 of the Complaint.

          9. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 9 of the Complaint.

          10. Deny each and every allegation of Paragraph 10 of the Complaint, except admit that First Union is governed by, among other things, a Declaration of Trust, which First Union represents is Exhibit A to the Complaint, and respectfully refer the Court to that exhibit for its contents.

          11. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 11 of the Complaint, and respectfully refer the Court to the Declaration of Trust and the By-Laws for their contents.

          12. Deny each and every allegation of Paragraph 12 of the Complaint, except admit that the Gotham Partnerships are owners of shares of First Union.

          13. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 13 of the Complaint, and respectfully refer the Court to the Declaration of Trust and the By-Laws for their contents.

          14. Deny each and every allegation of Paragraph 14 of the Complaint, and respectfully refer the Court to the Declaration of Trust and the By-Laws for their contents.

          15. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 15 of the Complaint, except admit that the Board of Trustees currently consists of nine trustees.

          16. Admit the allegations of Paragraph 16 of the Complaint.

          17. Deny each and every allegation of Paragraph 17 of the Complaint, and respectfully refer the Court to the Declaration of Trust for its contents.

          18. Deny each and every allegation of Paragraph 18 of the Complaint, except admit that First Union's Annual Meeting for 1998 is scheduled to take place on or about April 14, 1998.

          19. Deny each and every allegation of Paragraph 19 of the Complaint, except admit that the Gotham Partnerships began acquiring First Union shares in or about Fall, 1996.

          20. Deny each and every allegation of Paragraph 20 of the Complaint.

          21. Admit that Gotham delivered a letter on or about January 8, 1998, to First Union's Secretary and General Counsel and respectfully refer the Court to the letter for its contents.

          22. Deny each and every allegation of Paragraph 22 of the Complaint, and respectfully refer the Court to the January 8, 1998, letter for its contents.

          23. Admit the allegations of Paragraph 23 of the Complaint.

          24. Deny each and every allegation of Paragraph 24 of the Complaint.

          25. Deny each and every allegation of Paragraph 25 of the Complaint, and respectfully refer the Court to the Declaration of Trust and the By-Laws for their contents.

          26. Deny each and every allegation of Paragraph 26 of the Complaint, and respectfully refer the Court to the parties' correspondence for its contents.

          27. Deny each and every allegation of Paragraph 27 of the Complaint.

          28. Deny each and every allegation of Paragraph 28 of the Complaint.

          29. Deny each and every allegation of Paragraph 29 of the Complaint, and respectfully refer the Court to the Declaration of Trust and the By-Laws for their contents.

          30. Deny each and every allegation of Paragraph 30 of the Complaint.

          31. Deny each and every allegation of Paragraph 31 of the Complaint.

          32. Deny each and every allegation of Paragraph 32 of the Complaint, and respectfully refer the Court to Article I, Section 7 of the By-Laws for its contents.

          33. Deny each and every allegation of Paragraph 33 of the Complaint.

          34. Deny each and every allegation of Paragraph 34 of the Complaint.

          35. Deny each and every allegation of Paragraph 35 of the Complaint, and respectfully refer the Court to Article I, Section 7 of the By-Laws for its contents.

          36. Deny each and every allegation of Paragraph 36 of the Complaint, except deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in subparts (a) and (c).

          37. Deny each and every allegation of Paragraph 37 of the Complaint.

          38. Deny each and every allegation of Paragraph 38 of the Complaint, and respectfully refer the Court to the Declaration of Trust for its contents.

          39. Deny each and every allegation of Paragraph 39 of the Complaint.

          40. Deny each and every allegation of Paragraph 40 of the Complaint.

          41. Deny each and every allegation of Paragraph 41 of the Complaint, and respectfully refer the Court to the Declaration of Trust for its contents.

          42. Deny each and every allegation of Paragraph 42 of the Complaint.

          43. Deny each and every allegation of Paragraph 43 of the Complaint.

          44. Deny each and every allegation of Paragraph 44 of the Complaint.

          45. Deny each and every allegation of Paragraph 45 of the Complaint.

          46. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 46 of the Complaint.

          47. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 47 of the Complaint.

          48. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 48 of the Complaint.

          49. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 49 of the Complaint.

          50. Deny each and every allegation of Paragraph 50 of the Complaint.

          51. Repeat and reallege their responses to Paragraphs 1 through 50 of the Complaint as if fully set forth herein.

          52. Deny each and every allegation of Paragraph 52 of the Complaint, except admit that a real and substantial controversy exists between the parties.

          53. Deny each and every allegation of Paragraph 53 of the Complaint.

          54. Repeat and reallege their responses to Paragraphs 1 through 53 of the Complaint as if fully set forth herein.

          55. Deny each and every allegation of Paragraph 55 of the Complaint.

          56. Deny each and every allegation of Paragraph 56 of the Complaint.

          57. Deny each and every allegation of Paragraph 57 of the Complaint.

          58. Deny each and every allegation of Paragraph 58 of the Complaint.

                          As and For a First
                         Affirmative Defense:
                         --------------------

          59. The Complaint fails to state any claim upon which relief may be granted.

                          As and For a Second
                         Affirmative Defense:
                         --------------------

          60. Plaintiff's purported claims are barred by the doctrine of laches.

                          As and For a Third
                         Affirmative Defense:
                         --------------------

          61. Plaintiff's purported claims are barred by waiver and estoppel.

                          As and For a Fourth
                         Affirmative Defense:
                         --------------------

          62. Plaintiff's purported claims are barred by the doctrine of unclean hands and breaches of fiduciary duty.

                          As and For a Fifth
                         Affirmative Defense:
                         --------------------

          63. The relief sought by Plaintiff is barred by or conflicts with Ohio and federal law.

                             COUNTERCLAIMS
                             -------------

          The Gotham Partnerships, as and for their counterclaims against First Union, allege upon knowledge as to themselves and their own acts, and upon information and belief as to all other matters as follows:

          64. These counterclaims arise out of First Union's unlawful attempt to strip shareholders of their voting rights and to wrest from Gotham I its right to present a proposal for consideration by all First Union shareholders and to nominate qualified nominees.

          65. As more specifically alleged below, First Union's heavy-handed and unlawful actions to squelch shareholder democracy are part of a larger pattern of management's entrenchment tactics and breaches of fiduciary duty.

          66. The Gotham Partnerships seek injunctive and declaratory relief that would, inter alia: (a) prohibit First Union from further solicitations unless and until it makes all necessary and proper filings with the SEC as required under Rule 14(a) of the Securities Exchange Act of 1934 and from making material misrepresentations in violation of the proxy rules (and requiring First Union to correct prior misleading statements); (b) enjoin First Union from continuing to interfere with the Gotham Partnerships' rights under the proxy rules and the Declaration of Trust to vote, to nominate qualified nominees and to make proposals; and (c) declare that the Gotham Partnerships are in compliance with federal proxy rules and the terms of First Union's Trust and By-Laws. Additionally, the Gotham Partnerships seek damages for harm caused to them as a result of First Union's wrongdoing.

                                PARTIES
                                -------

          67. Gotham I and Gotham II are New York limited partnerships whose principal place of business is New York, New York.

          68. First Union purports to be an Ohio business trust with its principal place of business in Cleveland, Ohio. First Union qualifies as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "IRC"). Shares of First Union are traded on the New York Stock Exchange.

          69. The Gotham Partnerships own 8.96% of First Union's shares, including options to acquire 500,000 shares.

          70. The Gotham Partnerships are First Union's largest shareholders.

                        JURISDICTION AND VENUE
                        ----------------------

          71. This Court has jurisdiction over the subject matter of these counterclaims pursuant to Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa; 28 U.S.C. ss. 1331(a); 28 U.S.C. ss. 1332(a); and
this Court's supplemental jurisdiction, 28 U.S.C. ss. 1367.

          72. Venue is properly laid in this District pursuant to
Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa and 28 U.S.C. ss.
1391(b).

                          FACTUAL BACKGROUND
                          ------------------

          73. First Union has done business as a REIT since its creation in 1961. REITs are byproducts of the Real Estate Investment Trust Act of 1960, which amended the IRC to offer special tax treatment to such entities. In essence, a REIT is a trust in which investors pool capital for investment in real estate or in real estate mortgage loans.

          74. First Union is one of only a few known REITs in the United States that have what is called a "paired-share" structure. The purpose of the paired-share structure is to allow their shareholders to participate in the economic benefits from the ownership and from the operations of certain real-estate-intensive operating businesses (such as hotels, gaming, golf, healthcare, etc.). Non-paired share REITs are prohibited from investing in operating businesses, and, as a result, their shareholders do not enjoy the economic benefits of operating company ownership. In 1984, Congress added a provision to the IRC barring the further adoption by REITs of this valuable paired-share structure, but grandfathering those paired-share REITs already in existence.

          75. In light of its public filings and press releases, until very recently, it appears that management was not aware of its paired-share REIT status and the value of First Union's structure.

          76. The Gotham Partnerships first purchased First Union stock in or about Fall, 1996.

          77. On July 14, 1997, the Gotham Partnerships sent a letter to First Union's Trustees and the Directors of First Union Management, Inc. indicating concern with First Union's so-called strategic plan. In addition, the Gotham Partnerships questioned management's ability to implement a strategy that would maximize the value of First Union's paired-share structure, given management's limited experience acquiring and managing operating businesses.

          78. The Gotham Partnerships' concerns arose primarily from
(1) First Union's equity offerings, which were ill-timed, poorly executed and dilutive; (2) the price paid by First Union for various acquisitions; and (3) the fact that First Union's CEO James Mastandrea had told the Gotham Partnerships that he was unwilling to enter into any transaction that would replace existing management with a new investor group and management team with the capital and experience to maximize the value of First Union's structure, regardless of the potential for such a transaction to create shareholder value.

          79. In that letter and a follow-up one dated July 23, 1997, the Gotham Partnerships requested a meeting with the Trustees and Directors to discuss their concerns and proposals for maximizing First Union's value.

          80. To date, First Union's Trustees have steadfastly refused to meet with representatives from the Gotham Partnerships. A meeting scheduled for December 29, 1997, between representatives of the Gotham Partnerships and First Union's management was canceled by First
Union's management.

          81. Furthermore, in response to the Gotham Partnerships' July letters, First Union harassed the Gotham Partnerships by sending an unreasonable written request for highly confidential information about the makeup of the Gotham Partnerships.

          82. Despite the unreasonableness of the request, the Gotham Partnerships provided additional information responsive to First
Union's request.

          83. Thereafter, First Union has never demanded any further response.

          84. Furthermore, the Gotham Partnerships are unaware of any other requests for information by First Union being sent to other entities similar in nature.

          85. For several reasons, including management's failure to maximize the value of First Union's unique tax structure, on January 8, 1998, Gotham I set forth a proposal involving, among other things, electing three Gotham I nominees in place of three incumbent trustees, expanding the Board of Trustees by adding six new positions, and electing Gotham I's nominees to the six new positions.

          86. In making its proposal and putting forth its nominees, Gotham I fully complied with the requirements contained in First
Union's Declaration of Trust and By-Laws.

          87. In response to Gotham I's proposal and nominees, First Union launched a concerted campaign to solicit shareholders by issuing press releases attacking the proposal and defending management's entrenchment tactics.

          88. Furthermore, on January 16, 1998, First Union notified Gotham I that its proposal and nominees allegedly failed to meet the qualifications and requirements set forth in the Declaration of Trust and the By-Laws, but First Union's letter merely paraphrased the By-Laws without offering specific instances of non-compliance.

          89. Through a press release issued that same day by First Union, the Gotham Partnerships learned that First Union had commenced an action in state court against the Gotham Partnerships.

          90. Stripped to its essence, First Union's lawsuit seeks to rob shareholders, including the Gotham Partnerships, of their voting rights under the Declaration of Trust by nullifying Gotham I's proposal and nominees, and by attempting to render non-voting all of the Gotham Partnerships' shares.

          91. This is not the first time that First Union has resorted to such tactics.

          92. In 1995, First Union sued another large shareholder, Richard Osborne, out of fear that Osborne would seek to oust management.

          93. After wasting $1.6 million of First Union's money on needless litigation, First Union entered into a "settlement agreement," i.e., greenmail, whereby First Union sold to Osborne or an entity controlled by him two office buildings totaling 400,000 square feet and a 475 space parking garage for $8.8 million; provided seller financing for 80% of the purchase price at 8% interest per annum; and repurchased for over $7 million shares Osborne had accumulated in First Union. This transaction resulted in a loss of $5.6 million to First Union.

          94. Furthermore, in an attempt to dilute the stock, First Union has engaged in ill-conceived equity offerings and has repeatedly revised its By-Laws to make it increasingly difficult for shareholders to exercise their rights under the Declaration of Trust.

          95. In order to protect First Union shareholders, the investing public, and the Gotham Partnerships, First Union must be enjoined preliminarily and permanently from continuing to interfere with the Gotham Partnerships' right to submit their proposal to First Union shareholders for a vote and to proffer a slate of highly qualified nominees.

                                COUNT I

          (Violations of Section 14(a) of the '34 Act and the SEC
Rules promulgated thereunder)

          96. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

          97. The Proxy Rules, including in particular SEC Rules
14a-3, 14a-6, and 14a-11, require First Union to file proxy solicitation materials in advance of any solicitation, to receive certain required SEC clearances with respect to such materials, and to make certain filings containing detailed disclosures about each participant in First Union's solicitation efforts.

          98. First Union has not filed a proxy statement, received the required SEC clearances, or filed any solicitation materials in connection with the solicitation of proxies for First Union shares as required by Section 14(a) of the '34 Act and the Proxy Rules. First Union has solicited more than ten persons in the course of their solicitation of proxies.

          99. First Union has engaged in and is continuing to engage in the active solicitation of proxies for First Union shares in violation of Section 14(a) of the '34 Act and the Proxy Rules.

          100. First Union's public statements following Gotham I's notice of nominations and proposal were materially misleading and omissive in violation of Section 14(a) of the '34 Act and the Proxy Rules.

          101. First Union's unlawful solicitations have caused and will continue to cause immediate and irreparable harm to Gotham and First Union's shareholders, for which Gotham has no adequate remedy at law.

                               COUNT II
   (Interference with security holder rights to present nominations and proposals, in violation of Section 14(a) of the '34 Act and the SEC Rules promulgated thereunder).

          102. Gotham I repeats and realleges the allegations contained in each of the preceding paragraphs as if fully set forth herein.

          103. The Proxy Rules are designed to permit public securityholders to vote on properly noticed shareholder nominations and proposals at duly noticed meetings of stockholders.

          104. First Union has initiated litigation and is taking other action through which it seeks nullification of Gotham I's shareholder nominations and proposal on grounds antithetical to the purposes of the Proxy Rules.

          105. First Union's efforts to prevent Gotham I from submitting for a stockholder vote its duly noticed nominations and proposal are causing and will continue to cause immediate and irreparable harm to Gotham I and First Union's other shareholders, for which Gotham I has no adequate remedy at law.

                               COUNT III
          (Interference with Suffrage Right of Shareholder in
      violation of Section 14(a) of the '34 Act and the SEC Rules promulgated thereunder)

          106. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

          107. Section 14(a) of the '34 Act prohibits First Union from impermissibly burdening the absolute right of shareholders to vote their shares.

          108. First Union has initiated litigation and engaged in other tactics through which it seeks to strip the Gotham Partnerships' shares of their voting rights, and to prohibit them from being considered "for quorum or voting purposes."

          109. Such effort by First Union to deny the Gotham
Partnerships their lawful voting rights as shareholders violates
Sections 14(a) of the '34 Act.

          110. First Union's effort to deny the Gotham Partnerships suffrage has caused and will continue to cause immediate and irreparable harm to the Gotham Partnerships and First Union shareholders, for which the Gotham Partnerships have no adequate remedy at law.

                               COUNT IV
                  (Violation of Declaration of Trust)

          111. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

          112. Section 7.5 of the Declaration of Trust provides that First Union Beneficiaries of record shall be entitled to vote at any meeting of the Beneficiaries.

          113. First Union has initiated litigation and engaged in other tactics through which it seeks to strip the Gotham Partnerships' shares of their voting rights, and to prohibit them from being considered "for quorum or voting purposes."

          114. Such effort by First Union to deny the Gotham
Partnerships their voting rights as shareholders violates the Declaration of Trust.

          115. First Union's effort to deny the Gotham Partnerships suffrage has caused and will continue to cause immediate and irreparable harm to the Gotham Partnerships and First Union shareholders, for which the Gotham Partnerships have no adequate remedy at law.

                                COUNT V
      (For Breach of Fiduciary Duty Directly Affecting the Gotham
   Partnerships'Individual Rights as Beneficiaries and Stockholders)

          116. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

          117. First Union's management and Trustees have a fiduciary obligation to preserve its assets and to act prudently in taking action on First Union's behalf.

          118. First Union has violated this duty by wasting assets and seeking to entrench the position of First Union's current officers and management in the following respects, among others:

          a) attacking Gotham I's nominations and proposal through unlawful proxy solicitations and through a baseless notice of deficiency in response to Gotham I' nominations and proposal;

          b) authorizing litigation against the Gotham Partnerships aimed at prohibiting a shareholder vote on Gotham I's proposal at the upcoming annual meeting;

          c) pursuing ill-timed, poorly executed and dilutive equity offerings;

          d) paying an excessive amount for Imperial Parking Company;

          e) refusing to enter into any transaction -- despite the potential for such a transaction to maximize the company's value -- which would replace existing management with a new investor group and management team with the capital and experience to maximize the value of the Company's structure;

          f) authorizing the Osborne lawsuit on the basis of trumped-up charges;

          g) spending at least $1.6 million of the shareholders' money in pursuing the claim and proxy fight against Osborne; and

          h) entering into a "settlement agreement," i.e., greenmail, whereby First Union repurchased for over $7 million 950,000 shares held by Osborne and sold to Osborne or an entity controlled by him two office buildings totaling 400,000 square feet and a 475 space parking garage for $8.8 million, resulting in a loss of $5.6 million to First Union; and provided seller financing for 80% of the purchase price at 8% interest per annum.

          119. As a proximate result of this gross malfeasance and entrenchment, First Union's assets have been wasted and First Union management and Trustees are violating the Gotham Partnerships' rights as Beneficiaries, causing immediate and irreparable harm for which they have no adequate remedy at law.

                               COUNT VI
                        (Declaratory Judgment)

          120. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

          121. A real and substantial controversy exists between the Gotham Partnerships and First Union concerning the right of the Gotham Partnerships to make nominations and proposals at the Annual Meeting and to vote as Beneficiaries of the Declaration of Trust.

          122. The Gotham Partnerships are entitled to a declaration of this Court that the Gotham Partnerships have complied with First Union's informational requests and Declaration of Trust and By-Law requirements to the extent they are valid and enforceable; that Gotham I is entitled to make its nominations and proposal at the Annual Meeting; and that the Gotham Partnerships are entitled to vote thereon.

          123. Alternatively, the Gotham Partnerships are entitled to a declaration of this Court that First Union is required to inform Gotham I sufficiently in advance of the Annual Meeting of any requirements that Gotham I must fulfill to make its nominations and proposal, so that it has adequate time to comply and that First Union's stockholders have adequate time to consider and vote upon Gotham I's nominations and proposal.

          124. In addition, the Gotham Partnerships are entitled to a declaration of this Court that certain requirements of the Declaration of Trust and By-Laws are invalid on their face or as applied under Ohio and federal law and that certain other requirements of the By-Laws are in conflict with the Declaration of Trust.

          125. The Gotham Partnerships are also entitled to a declaration of this Court that First Union's attempt to apply
Declaration of Trust and By-Law requirements in an unreasonable way, in derogation of the Gotham Partnerships' federal rights under the proxy rules, and in violation of First Union's fiduciary obligations is invalid and of no force or effect.

          WHEREFORE, the Gotham Partnerships respectfully request that this Court enter an order:

          (a) preliminarily and permanently enjoining First Union, its directors, Trustees, officers, employees, agents, affiliates, partners, participants and all other persons acting in concert with them, directly or indirectly, from any solicitation of First Union shareholders within the meaning of SEC Rule 14a-1(i) with respect to First Union until First Union has made the proper, complete and requisite filings required by
              Section 14(a) of the Securities Exchange Act of 1934,
              15 U.S.C. section 78(n)(a) and the SEC Rules promulgated thereunder, received all SEC clearances with respect to such filings, and for ten days thereafter;

          (b) ordering that First Union make appropriate disclosures to correct all of the false and misleading statements it has heretofore made in its unlawful proxy solicitations, and that thereafter First Union be prohibited from soliciting any proxies for First Union shares for an appropriate period to allow full dissemination of these disclosures to First Union shareholders;

          (c) preliminarily and permanently enjoining First Union from making future false and misleading statements in the course of soliciting proxies for First Union shares;

          (d) enjoining First Union, its directors, officers, Trustees, successors, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them, from taking any steps to impede or frustrate the ability of First Union's stockholders to consider and make their own determination on Gotham I's nominations and proposal to or taking any other action to thwart or interfere with the proxy contest;

          (e) enjoining First Union, its directors, officers, successors, Trustees, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them, from taking any actions that would dilute or interfere with the Gotham Partnerships' voting, nomination, and proposal rights or in any other way discriminate against the Gotham Partnerships in the exercise of its rights with respect to its First Union shares;

          (f) declaring and adjudging: (i) that the Gotham Partnerships have complied with First Union's informational requests and Declaration of Trust and By-Law requirements; that Gotham I is entitled to make its nominations and proposal at the Annual Meeting; and that the Gotham Partnerships are entitled to vote thereon; (ii) alternatively declaring and adjudging that First Union is required to inform, and enjoining First Union to inform, Gotham I sufficiently in advance of the Annual Meeting of the requirements that Gotham I must fulfill to make its nominations and proposal, so that it has adequate time to comply and that First Union's stockholders have adequate time to consider and vote upon Gotham I's nominations and proposal; or (iii) declaring and adjudging that any unmet requirements of the Declaration of Trust and By-Laws are invalid on their face or as applied under Ohio and federal law;

          (g) declaring and adjudging that First Union's attempt to apply Declaration of Trust and By-Law requirements in an unreasonable way, in derogation of the Gotham Partnerships' federal rights under the proxy rules, and in violation of First Union's fiduciary obligations, is invalid and of no force or effect.

          (h) declaring and adjudging that Gotham I's nominations and proposal may be presented at the Annual Meeting for a vote;

          (i) dismissing the Complaint;

          (j) awarding judgment in favor of the Gotham Partnerships on the counterclaims;

          (k) awarding the Gotham Partnerships their costs and disbursements in this action, including reasonable attorneys' fees; and

          (l) granting such other and further relief as to the Court deems just and proper.

Dated:   January 20, 1998
         Cleveland, Ohio

OF COUNSEL:                               /s/ David C. Weiner
                                          _______________________________
                                          David C. Weiner (0013351)
HAHN LOESER & PARKS LLP                   Michael J. Garvin (0025394)

                                          3300 BP America Building
                                          200 Public Square
                                          Cleveland, Ohio  44114-2301
                                          (216) 621-0150


                                                      - and -

OF COUNSEL:

                                          /s/ Alexander R. Sussman
                                          ------------------------------
FRIED, FRANK, HARRIS, SHRIVER             Alexander R. Sussman(FN1)
  & JACOBSON

                                          25th Floor
                                          One New York Plaza
                                          New York, New York 10004-1980
                                          (212) 859-8000

                                          Attorneys for Defendants
                                          and Counterclaimants

[FN]
1     Application to appear pro hac vice being submitted.


                        CERTIFICATE OF SERVICE

      A copy of the foregoing Answer and Counterclaims was sent by messenger to Frances Floriano Goins, Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, attorneys for Plaintiff, this 20th day of January, 1998.



                                    /s/ Stephen Jay Obie
                                    ------------------------------
                                    One of the attorneys for Defendants
                                    and Counterclaimants